UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) March 28, 2008

PMA Capital Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	001-31706	23-2217932
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

380 Sentry Parkway Blue Bell, Pennsylvania	19422
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(610) 397-5298

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On March 28, 2008, PMA Capital Corporation (the “Company”) entered into a Stock Purchase Agreement (the "Agreement") with Armour Reinsurance Group Limited (“Armour”), a Bermuda-based corporation, pursuant to which Armour will purchase from the Company all of the issued and outstanding shares of PMA Capital Insurance Company, a Pennsylvania domestic property and casualty insurance company, PMA Re Management Company, a Pennsylvania corporation, and High Mountain Reinsurance, Ltd., a Cayman Islands exempted limited liability company.  The Company reported the financial position and operating results of these businesses as discontinued operations in its 2007 Annual Report on Form 10-K, filed on March 11, 2008.

The closing of the sale and transfer of ownership is subject to regulatory approval by the Pennsylvania Department of Insurance.  The Agreement may be terminated by either the Company or Armour if the closing of the transaction does not occur within six months or such later date as the parties mutually agree.

Under the Agreement, the Company will receive $10 million in cash and a $10 million promissory note, subject to certain adjustments at closing. The promissory note is also subject to certain downward adjustments based on the future development of the business’ loss reserves over the next five years.

The Agreement and a news release announcing the transaction issued by the Company on April 1, 2008 are filed as exhibits hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit 10.1	Stock Purchase Agreement among PMA Capital Corporation and Armour Reinsurance Group Limited, dated March 28, 2008.

Exhibit 99.1	PMA Capital Corporation News Release, dated April 1, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PMA Capital Corporation

April 1, 2008	By:	/s/ William E. Hitselberger
	Name:	William E. Hitselberger
	Title:	Executive Vice President and Chief Financial Officer

INDEX TO EXHIBITS

Exhibit No.	Description

Exhibit 10.1	Stock Purchase Agreement among PMA Capital Corporation and Armour Reinsurance Group Limited, dated March 28, 2008.

Exhibit 99.1	PMA Capital Corporation News Release, dated April 1, 2008.